Company Contact:	Investor Relations Contact:	Media Relations:
Senesco Technologies, Inc.	FD	FD
Bruce Galton	Brian Ritchie	Irma Gomez-Dib
Chief Executive Officer	brian.ritchie@fd.com	irma.gomez-dib@fd.com
bgalton@senesco.com	212-850-5600	212-850-5600
(732) 296-8400

Senesco Announces H1N1 Influenza Survival Test Results in Mice

NEW BRUNSWICK, N.J. (May 26, 2009) - Senesco Technologies, Inc. ("Senesco" or the "Company") (NYSE Amex: SNT) today reported results of H1N1 mouse influenza survival studies that were conducted in Dr. William Scheld’s lab at the University of Virginia School of Medicine.  Mice treated with an siRNA against Senesco’s Factor 5A gene had a 52% survival rate as opposed to a 14% survival rate for mice that received no treatment or a control siRNA.

A total of 73 mice were infected with a lethal dose of nasally administered H1N1 mouse influenza.  The treated mice (n=31 mice) were administered Senesco’s siRNA against Factor 5A approximately 24 hours after infection and then every other day for 11 days.  Treated mice reversed the weight loss typically seen in infected mice at around day 8 of the study, which coincides with the reduced mortality.  The treated mice had other reduced indicators of disease severity as measured by blood glucose and liver enzymes.

Dr. Scheld, the Bayer-Gerald L. Mandell Professor of Internal Medicine at the University of Virginia School of Medicine and past president of the Infectious Diseases Society of America, commented, “These prototype studies have demonstrated that Factor 5A is a promising candidate for future study in several infectious diseases, including a model of lethal influenza.”

Bruce Galton, Senesco’s President and CEO, added, “We believe these data from Dr. Scheld further underscore Factor 5A’s ability to mitigate apoptosis caused by inflammation, in this case from the H1N1 flu model.  As we have previously stated, one of the attributes of Senesco’s Factor 5A technology is its broad applicability.  While we are currently working on our primary goal of filing an investigational new drug application with the FDA for the treatment of multiple myeloma, it is important that our other inflammation programs also progress.”

About Senesco Technologies, Inc.

Senesco Technologies, Inc. is a U.S. biotechnology company, headquartered in New Brunswick, NJ.  Senesco has initiated preclinical research to trigger or delay cell death in mammals (apoptosis) to determine if the technology is applicable in human medicine.  Accelerating apoptosis may have applications to development of cancer treatments.  Delaying apoptosis may have applications to certain diseases inflammatory and ischemic diseases.  Senesco takes its name from the scientific term for the aging of plant cells: senescence.  Delaying cell breakdown in plants extends freshness after harvesting, while increasing crop yields, plant size and resistance to environmental stress.  The Company believes that its technology can be used to develop superior strains of crops without any modification other than delaying natural plant senescence.  Senesco has partnered with leading-edge companies engaged in agricultural biotechnology and earns research and development fees for applying its gene-regulating platform technology to enhance its partners’ products.

Certain statements included in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Actual results could differ materially from such statements expressed or implied herein as a result of a variety of factors, including, but not limited to: the ability of the Company to consummate a financing; the development of the Company’s gene technology; the approval of the Company’s patent applications; the successful implementation of the Company’s research and development programs and joint ventures; the success of the Company's license agreements; the acceptance by the market of the Company’s products; success of the Company’s preliminary studies and preclinical research; competition and the timing of projects and trends in future operating performance, the Company’s ability to meet its funding milestones under its financing transaction, the Company’s ability to continue to comply with the continued listing standards of the AMEX, as well as other factors expressed from time to time in the Company’s periodic filings with the Securities and Exchange Commission (the "SEC").  As a result, this press release should be read in conjunction with the Company’s periodic filings with the SEC.  The forward-looking statements contained herein are made only as of the date of this press release, and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.